Exhibit 99.1

Nxt-ID, Inc. Announces Investor Webcast to Discuss the Financial Results for the Twelve and Three Months Ended December 31, 2019 and to Provide a General Corporate and Business Update

Oxford, Connecticut, March 31, 2020 (GLOBE NEWSWIRE) — Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, announces results for the year and three months ended December 31, 2019.

Financial Highlights and results from the year and fourth quarter included:

•	Revenue from continuing operations for the year and three months ended December 31, 2019 was approximately $17.1 million and $4.0 million, respectively, essentially flat in both periods as compared to the same 2018 periods.
•	Gross profit from continuing operations for year and three months ended December 31, 2019 was approximately $12.8 million and $2.9 million, respectively compared to approximately $12.3 million and $2.8 million for the same 2018 periods.
•	Operating expenses from continuing operations for the year and three months ended December 31, 2019 were approximately $10.2 million and $2.1 million, respectively compared to $11.7 million and $3.1 million for the same 2018 periods.
•	Operating income from continuing operations for the year and three months ended December 31, 2019 was approximately $2.6 million and $0.8 million, respectively, compared to operating income of $0.6 million and loss of $0.3 million for the same 2018 periods.
•	Non GAAP Operating income from continuing operations for the year and three months ended December 31, 2019, adjusted for depreciation, amortization and non-cash charges was approximately $4.0 million and $1.1 million, respectively, compared to $2.5 million and $0.1 million for the same 2018 periods.
•	Net Cash provided by operating activities of continuing operations in the year ended December 31, 2019 was $2.2 million as compared to net cash used of $0.1 million in the year ended December 31, 2018.
•	Repaid approximately $3.8 million in debt through December 31, 2019; assuming current interest rates, annualized interest expense savings should approximate $450K.

“Our fourth quarter 2019 operating results from continuing operations reflected pre-tax income of approximately $170K which resulted primarily from the continuance of strong gross profit generated by our LogicMark healthcare business coupled with the cost saving initiatives implemented by the Company,” said Vin Miceli, Chief Executive Officer of Nxt-ID. This is the first time in the Company’s history that it has generated quarterly pre-tax income. “In light of the current Covid-19 situation, we remain cautiously optimistic about 2020 as we continue to focus on expanding our core healthcare business and continue closely monitoring our operating expenses.”

Concluded Miceli: “I look forward to providing commentary on the quarter’s results, updating our shareholders and providing some additional context regarding our Company’s path forward.”

Full financial results and Management’s Discussion and Analysis can be found in the Company’s Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on March 30, 2020, and can be found at https://www.sec.gov/Archives/edgar/data/1566826/000121390020008044/f10k2019_nxtidinc.htm.

The management team will host an investor webcast to discuss the financial results for the year ended December 31, 2019 and update shareholders on general corporate developments. The webcast will commence on Thursday, April 2, 2020 at 4:10 PM (ET). Shareholders, investors and interested parties wanting to participate in the webcast must use this link to register prior to the event: https://edge.media-server.com/mmc/p/33qdhsa9

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

“Non-GAAP Operating Income” is defined as Operating Income as reported plus depreciation expense, amortization of intangibles and stock compensation expense. Non-GAAP Operating Income is commonly used by management and investors as an indicator of operating performance and liquidity. Non-GAAP Operating Income is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income.

Media Contacts:

Vincent S. Miceli

investors@nxt-id.com